Exhibit 21.1

List of Subsidiaries of Marin Software Incorporated as of December 31, 2019

Wholly-Owned Subsidiary	Jurisdiction
Marin Software Irish Holding Unlimited Company	Ireland
Marin Software Limited	Ireland
Marin Software Limited (United Kingdom)	United Kingdom
Marin Software GmbH	Germany
Marin Software SARL	France
Marin Software K.K.	Japan
Marin Software Pte. Ltd.	Singapore
Marin Software Pty Ltd.	Australia
Marin Software (Shanghai) Co., Ltd.	People’s Republic of China
SocialMoov S.A.S.	France
SocialMoov Limited	United Kingdom